Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260266
PROSPECTUS
PROSPECTUS FOR
55,665,294 SHARES OF CLASS A COMMON STOCK
8,281,469 CLASS A WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
8,281,469 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS TO PURCHASE CLASS A COMMON STOCK
2,051,864 SHARES OF CLASS A COMMON STOCK UNDERLYING THE SHARES OF CLASS B COMMON STOCK UNDERLYING THE WARRANTS TO PURCHASE CLASS B COMMON STOCK
AND
76,732,173 SHARES OF CLASS A COMMON STOCK UNDERLYING CLASS B COMMON STOCK
OF
NERDY INC.

This prospectus relates to (i) the resale of 11,549,890 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) issued to legacy Nerdy LLC holders in connection with the Reverse Recapitalization, (ii) resale of 7,883,250 shares of Class A Common Stock issued to TPG Pace Tech Opportunities Sponsor, Series LLC which were issued upon the conversion of the Founder Shares, (iii) resale of 4,000,000 Earnout Shares issued to certain affiliates of TPG Pace, (iv) resale of 642,089 Earnout Shares issued to legacy Nerdy LLC holders, (v) the resale of 15,000,000 shares of Class A Common Stock issued in the PIPE Investment (as defined below) by certain of the selling securityholders, (vi) the resale of 16,116,750 shares of Class A Common Stock issued in connection with the Forward Purchase Agreements and (vii) the resale of 473,315 shares of Class A Common Stock reserved for issuance upon the exercise of the Stock Appreciation Rights held by former employees and consultants. This prospectus also relates to (a) the resale of 3,000,000 warrants to purchase shares of Class A Common Stock issued to certain shareholders of TPG Pace (as defined below), (b) 4,888,889 warrants to purchase Class A Common Stock issued to TPG Pace Tech Opportunities, Series LLC (c) the resale of 392,580 warrants to purchase shares of Class A Common Stock issued in exchange for warrants of Nerdy (as defined below), (d) the issuance by us of up to 8,281,469 shares of Class A Common Stock upon the exercise of outstanding warrants to purchase shares of Class A Common Stock, (e) the issuance by us of up to 2,051,864 shares of Class A Common Stock underlying the 2,051,864 shares of Class B Common Stock to be issued upon exercise of the outstanding warrants to purchase Class B Common Stock and (e) the issuance by us of up to 76,732,173 shares of Class A Common Stock upon the exercise of the OpCo Redemption Right (as defined herein) by the holders of OpCo Units.
On September 20, 2021 (the “Closing Date”), Nerdy Inc., a Delaware corporation (formerly known as TPG Pace Tech Opportunities Corp.) (the “Company”), consummated the previously announced business combination (the “Closing”) pursuant to that certain Business Combination Agreement, dated as of January 28, 2021 (as amended on March 19, 2021, on July 14, 2021, on August 11, 2021 and on August 18, 2021, the “Business Combination Agreement”) by and among the Company, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“TPG Pace Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with TPG Pace Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Delaware limited liability company (“Nerdy LLC”), and, solely for the purposes described therein, certain entities affiliated with the Blockers (the “Blocker Holders”). The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “Reverse Recapitalization.” Unless the context otherwise provides, “TPG Pace” refers to the registrant prior to the Closing, and “we,” “us,” “our,” “Nerdy Inc.,” and the “Company” refer to the registrant and, where appropriate, its subsidiaries following the Closing.
We are registering the resale of shares of Class A Common Stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of September 20, 2021 (the “Registration Rights Agreement”) with certain holders of Class A Common Stock and private placement warrants, (ii) the subscription agreements entered into by and between TPG Pace and certain qualified institutional buyers and accredited investors relating to the purchase of shares of Common Stock in private placements consummated in connection with the Reverse Recapitalization, and (iii) the forward purchase agreements entered into by and between TPG Pace and (a) certain third parties and (b) certain employees, affiliates and “friends of the firm” of TPG Global (such employees, affiliates and friends of the firm, the “TPG Global Purchasers” together with the third party forward purchasers, the “forward purchasers”).
We are also registering the (i) resale of other shares of Class A Common Stock held by certain of our shareholders and (ii) the issuance and resale of shares of Class A Common Stock reserved for issuance upon the exercise of Stock Appreciation Rights to receive shares of Class A Common Stock and the settlement of restricted stock units, in each case, held by certain of our current and former employees.
We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of Common Stock or warrants by the selling securityholders.
We will bear all costs, expenses and fees in connection with the registration of the shares of common stock, Stock Appreciation Rights and warrants. The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Common Stock and warrants.
Trading of our Class A Common Stock and warrants began on The New York Stock Exchange (the “NYSE”) on September 20, 2021, under the new ticker symbol “NRDY” for the Class A Common Stock and “NRDY-WT” for the warrants. Prior to the Domestication, TPG Pace’s Class A ordinary shares, par value $0.0001 per share (the “TPG Pace Class A ordinary shares”) and warrants to purchase TPG Pace Class A ordinary shares (the “TPG Pace warrants”) traded under the ticker symbols “PACE” and “PACE WS”, respectively, on the NYSE. On October 27, 2022, the closing sale price of our Class A Common Stock was $2.30 per share and the closing price of our warrants was $0.28 per warrant.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 13 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 28, 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders (as defined below) may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A and Class B Common Stock (each as defined herein) issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and and neither we nor the Selling Securityholders can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
This prospectus provides you with a general description of the securities that may be offered. To the extent necessary, each time that the Selling Securityholders offer and sell securities, we or the Selling Securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information" and "Incorporation by Reference.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement, or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.
For investors outside the United States (the “U.S.”): neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the U.S.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation by Reference.”
SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•“Class A Common Stock” means Class A common stock, $0.0001 par value of Nerdy Inc.;
•“Class A Shares” means the Class A ordinary shares, $0.0001 par value in the capital of TPG Pace, which automatically converted, on a one-for-one basis, into shares of Class A Common Stock in connection with the Domestication;
•“Class B Common Stock” means the Class B common Stock, par value $0.0001 per share of Nerdy Inc.;
•“Closing Date” means September 20, 2021, the date on which the Closing occurred;
•“Closing” means the closing of the transactions contemplated by the Business Combination Agreement;
•“Common Stock” means the Class A Common Stock and Class B Common Stock;
•“Continental” means Continental Stock Transfer & Trust Company;
•“Domestication” means the transfer by way of continuation and deregistration of TPG Pace from the Cayman Islands and the continuation and domestication as a corporation registered in the State of Delaware, upon which TPG Pace changed its name to Nerdy Inc.;
•“Earnout Equity” means the TPG Pace Sponsor Earnout Equity and the Nerdy Earnout Consideration;
•“Experts” means the tutors, instructors, subject matter experts, educators and other professionals who use Nerdy’s live learning platform;
•“Founder Shares” means the 11,250,000 Class F ordinary shares, par value $0.0001 per share, of TPG Pace that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 160,000 were transferred to each of Chad Leat, Kathleen Philips, Wendi Sturgis and Kneeland Youngblood (40,000 shares each) in October 2020, and, following the Domestication, the 11,250,000 Class F ordinary shares automatically converted, on a one-for-one basis, into shares of Nerdy Inc. Class A Common Stock;
•“Learners” means Nerdy’s students, users, parents, guardians, and purchasers;
•“Merger” means the merger of TPG Pace Merger Sub with and into Nerdy pursuant to the Business Combination Agreement, with Nerdy as the surviving company in the Merger and, after giving effect to such Merger, OpCo becoming a subsidiary of Nerdy Inc.;
•“Nerdy” means, prior to the Closing of the Reverse Recapitalization, Live Learning Technologies LLC, a Missouri limited liability company;
•“Nerdy Earnout Consideration” means those aggregate 4,000,000 (1) shares of Class A Common Stock or (2) OpCo Units (and a corresponding number of shares of Class B Common Stock) that were paid to certain legacy Nerdy holders (treating for such calculation each OpCo Unit and corresponding share of Pace Class B Common Stock as one), which such shares or units, as applicable, were issued but subject to forfeiture until the achievement of Triggering Event 1 with respect to 1,333,333 shares or units, Triggering Event II with respect to 1,333,333 shares or unit, and Triggering Event III with respect to 1,333, 334 shares or units;
•“Nerdy Inc. Board” means the board of directors of Nerdy Inc.;

•“Nerdy Inc. Founder Shares” means, after the domestication, the Class F Common Stock, par value $0.0001 of Nerdy Inc.;
•“Nerdy Inc.” means Nerdy Inc., a Delaware corporation (f.k.a. TPG Pace Tech Opportunities Corp.), upon and after the Domestication;
•“NYSE” means the New York Stock Exchange;
•“OpCo” means, after the conversion of Nerdy to a Delaware limited liability company and the Merger, Nerdy LLC, a Delaware limited liability company;
•“OpCo Redemption Right” means the right, pursuant to the OpCo LLC Agreement, for OpCo Unitholders (other than Nerdy Inc.) to cause OpCo to acquire all or a portion of their vested OpCo Units and corresponding shares of Class B Common Stock for shares of Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each OpCo Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications;
•“OpCo Units” means the units of OpCo;
•“SEC” means the Securities and Exchange Commission;
•“Securities Act” means the Securities Act of 1933, as amended;
•“Triggering Event I” means the date on which the closing sale price of one share of Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for any 20 days within any 30 consecutive day period in which the Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Closing Date;
•“Triggering Event II” means the date on which the closing sale price of one share of Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $14.00 for any 20 days within any 30 consecutive day period in which the Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Closing Date; and
•“Triggering Event III” means the date on which the closing sale price of one share of Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $16.00 for any 20 days within any 30 consecutive day period in which the Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Closing Date.
Unless otherwise specified, the share counts and other data related to the Selling Securityholders set forth in this prospectus
•includes (a) the 8,000,000 aggregate shares of Class A Common Stock or OpCo Units (with equivalent number of shares of Class B Common Stock) that comprise the Earnout Equity, which are issued and outstanding as of Closing, but subject to forfeiture and (b) an expected 18,075,207 shares (of which 5,976,406 will be shares of Class A Common Stock of Nerdy, Inc. and 12,098,801 shares of Class B Common Stock of Nerdy Inc.) underlying vested and unvested stock appreciation rights and profit interest units that were held by the former Nerdy unit appreciation rights and profit interest units holders and, in the case of the unvested stock appreciation rights and unvested profit interest units, subject to a risk of forfeiture;
•does not take into account the issuance of any shares under the Nerdy Inc. 2021 Equity Incentive Plan; and
•otherwise assumes that none of the Selling Securityholders purchase additional shares of Class A Common Stock in the open market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including those relating to the Reverse Recapitalization. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “outlook,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “seeks,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Our financial condition, results of operations, and cash flows may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions and involve risks and uncertainties that could affect expected results. Those risks and uncertainties include, but are not limited to, the following:
•our limited operating history, which makes it difficult to predict our future financial and operating results;
•our history of net losses;
•risks associated with our shift to the Learning Membership model;
•risks associated with our intellectual property, including claims that we infringe on a third party’s intellectual property rights;
•risks associated with our classification of some individuals and entities we contract with as independent contractors;
•risks associated with the liquidity and trading of our securities;
•risks associated with payments that we may be required to make under the tax receivable agreement;
•risks associated with the terms of our warrants;
•litigation, regulatory, and reputational risks arising from the fact that many of our learners are minors;
•our lack of an effective control environment that meets accounting and reporting requirements;
•changes in applicable laws or regulations;
•the possibility of cyber-related incidents and their related impacts on our business and results of operations;
•the possibility that COVID-19 may adversely affect our results of operations, financial position, and cash flows;
•the possibility that we may be adversely affected by other economic, business, and/or competitive factors;
•risks associated with managing our rapid growth; and
•other factors detailed in the Prospectus in the section entitled “Risk Factors” beginning on page 13.
The forward-looking statements contained in this prospectus are based on information available as of the date of this Prospectus and current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that is important to making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the heading “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. See also the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Nerdy and its subsidiaries prior to the Reverse Recapitalization and to Nerdy Inc. and its consolidated subsidiaries after giving effect to the Reverse Recapitalization.
Mission
Our mission is to transform how people learn. We are enabling access to high quality, personalized, live learning in any subject, anywhere, at any time.
Business Overview
We operate a platform for live online learning. Our mission is to transform the way people learn. Our purpose-built proprietary platform leverages technology, including artificial intelligence (“AI”), to connect Learner of all ages to Experts, delivering superior value on both sides of the network. Our comprehensive learning destination provides learning experiences across numerous subjects and multiple formats, including one-on-one instruction, small group classes, large format group classes, and adaptive self-study. Our flagship business, Varsity Tutors LLC (“Varsity Tutors”), is one of the nation’s largest platforms for live online tutoring and classes. Our platform offers Experts the opportunity to generate income from the convenience of home, while also increasing access for Learners by removing barriers to high-quality live online learning. Our offerings include Varsity Tutors for Schools, a product suite that leverages our platform capabilities to offer our online learning solutions directly to education systems, and StarCourses, our free celebrity-led, live, large group classes.
Our platform delivers value to both Learners, who are our customers, and Experts. We have built a diversified business across multiple audiences, including: K-8, High School, College, Graduate School, Professional, and Adult. Learners and Experts come to us for convenience, value, and a superior learning experience. We believe we have built a scalable platform that allows us to drive growth, satisfaction for Learners, and retention across audiences and subjects, as well as allowing Experts to generate income from the convenience of home.
Every day millions of students and professionals in our country struggle to get the help they need to master the subjects and skills they are attempting to learn. Whether it is seeking help understanding algebra, learning to code, studying for a nursing exam, or attempting to comprehend thousands of other topics, Learners are increasingly looking for help to supplement their in-classroom education or on-the-job training. We created Nerdy to help these Learners get the help they need from the Experts who are most qualified to provide the assistance.
The breadth of our platform offering in terms of both subject and learning format, combined with our ability to build trust, own the customer relationship, and make good on our customer promises has allowed us to generate high customer satisfaction. This relationship with our customers and a relentless focus on delivering an exceptional customer experience enables longer-term and higher lifetime value relationships with Learners.
We attract Experts to our platform who are highly qualified to instruct across a variety of audiences and subjects. We offer Experts the opportunity to generate income from the convenience of home with less hassle, deliver a superior online instruction experience, and empower them to help people learn. Our technology platform matches Learners to the Experts who are qualified to provide the unique assistance our Learners need, which results in long-term highly-satisfied customer relationships that generate sustained income for the Experts.
Finding the exact right Expert to meet the specific and unique needs of a Learner is a critical driver of having a successful learning experience and has a profound impact on Learner satisfaction. Our technology platform identifies and curates the top Experts in every subject, which enables us to match Learners to the Experts who are ideally qualified to help them learn. The result is an exceptional experience for Learners. We use AI to select the ideal Expert for a given Learner’s needs, taking into account approximately 100 variables, including Learner and Expert attributes, diagnostic assessments, and data from past learning experiences. We believe quality matching is a key differentiator for us, something that legacy offline models and online directories struggle to do well.
Our multi-format online learning destination improves access and lowers cost barriers to high-quality, live learning and other additive learning resources. Our product suite includes paid one-on-one instruction and small group class products, in addition to free live large-format online classes that are interactive and can accommodate 500 to 50,000+ Learners, including classes taught by celebrity scientists, astronauts, and wildlife experts. Additionally, our library of hundreds of thousands of resources, including online adaptive diagnostic tests and practice problems, are offered completely free for Learners. Our free content helps attract new users to our platform and complements our paid product offerings by increasing retention of our existing users.
Our platform and multiple learning formats allow us to deliver value in more ways and establish lasting relationships between Learners and Experts. This generates powerful network effects in our business: high customer satisfaction attracts more Learners to our platform, which in turn attracts more Experts as well. These dynamics have allowed us to deliver durable growth and healthy unit economics.
On the Closing Date, TPG Pace Tech Opportunities Corp., an exempted company incorporated in the Cayman Islands (“TPG Pace”), and Live Learning Technologies LLC, a Delaware limited liability company, consummated the Reverse Recapitalization, pursuant to the business combination agreement, dated as of January 28, 2021 (as amended, the “Business Combination Agreement”). Immediately prior to the Closing, TPG Pace became a Delaware corporation and was renamed Nerdy Inc.
The Reverse Recapitalization was accomplished through an umbrella partnership corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an initial public offering. The Up-C structure allowed legacy Nerdy LLC equity holders (the “Legacy Nerdy Holders”) to retain their equity ownership in Nerdy LLC, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for Nerdy Inc. when the Legacy Nerdy Holders ultimately redeem their pass-through interests for shares of Class A common stock in Nerdy Inc. as a result of a tax receivable agreement (the “Tax Receivable Agreement”). Under the terms of the Tax Receivable Agreement, 85% of these potential future tax benefits realized by Nerdy Inc. as a result of such redemptions will be paid to certain Legacy Nerdy Holders.
Concurrently with the execution of the Business Combination Agreement, TPG Pace entered into subscription agreements with certain investors pursuant to which such investors purchased, and TPG Pace issued and sold, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $150 million (the “PIPE Investment”).
The following diagram illustrates the ownership structure of Nerdy Inc. and Nerdy LLC immediately following the Reverse Recapitalization. The equity interests shown in the diagram include 8,000 thousand shares or units of (i) Class A Common Stock in Nerdy Inc. or (ii) equity units in Nerdy LLC (and a corresponding number of shares of Class B Common Stock in Nerdy Inc.), as applicable, that comprise the Earnout Equity.

Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Nerdy as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We expect to remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of TPG Pace’s initial public offering, (b) when we have total annual gross revenue of at least $1.235 billion, or (c) when we are deemed to be a large accelerated filer, which means the market value of our Class A and Class B Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company at the last day of the fiscal year as long as (i) the market value of our Class A and Class B Common Stock held by non-affiliates is less than $250 million as of the prior June 30, or (ii) our annual revenues are less than $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700 million as of the prior June 30.
Corporate Information
Our principal executive office is located at 101 S. Hanley Rd., Suite 300, St. Louis, MO 63105. Our telephone number is (314) 412-1227. Our website address is www.nerdy.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Securities Offered:
55,665,294 shares of Class A Common Stock offered by the Selling Securityholders
8,281,469 Class A Warrants to Purchase Shares of Class A Common Stock offered by the Selling Securityholders
8,281,469 shares of Class A Common Stock underlying warrants to purchase Class A Common Stock
2,051,864 shares of Class A Common Stock underlying the shares of Class B Common Stock underlying the warrants to purchase Class B Common Stock, and 76,732,173 shares of Class A Common Stock underlying Class B Common Stock

Class A Common Stock Outstanding:	93,241,837 (as of October 7, 2022)

Use of Proceeds:
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of any of our securities offered by the Selling Securityholders. Assuming the exercise of all outstanding warrants being offered pursuant to this prospectus for cash, we will receive an aggregate of approximately $95.2 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis”, the amount of cash we would receive from the exercise of the warrants will decrease. See the section of this prospectus titled “Use of Proceeds” appearing on page 14 for more information. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

Dividend Policy:	We have not paid any cash dividends on our Class A Common Stock or Class B Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Nerdy Inc. Board. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

Risk Factors:
Any investment in the securities offered by this prospectus is speculative and involves a high degree of risk. See the section titled “Risk Factors” beginning on page 13 of this prospectus and other information incorporated by reference in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

NYSE Symbols:	“NRDY” “NRDY - WT”

RISK FACTORS SUMMARY
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment.
Risks Related to our Business Model, Operations, and Growth Strategy
•We have a limited operating history, which makes it difficult to predict future financial and operating results, and we may not achieve our expected financial and operating results in the future.
•We have incurred significant net losses since our formation, and we expect our operating expenses to increase significantly in the foreseeable future, which may make it more difficult to achieve and maintain profitability.
•A regional or global health pandemic, including COVID-19, could severely affect our business, results of operations, and financial condition due to impacts on Learners and Experts who use the platform, and consumer and institutional spending more broadly, as well as impacts from remote work arrangements, actions taken to contain the disease or treat its impact, and the speed and extent of the recovery.
•We contract with some individuals and entities classified as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business may be adversely effected.
•Our business depends heavily on the adoption by new and existing customers of one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. If we fail to attract new Learners or retain existing Learners, our revenue growth and profitability will suffer.
•We rely on our new and existing Learners to drive utilization and to generate revenue and pay for our services.
•We did not design or maintain an effective control environment that meets our accounting and reporting requirements.
•Our reputation, brand, and the network effects among Experts and Learners on our platform are important to our success, and if we are not able to maintain and continue developing our reputation, brand, and network effects, our business, financial condition, and results of operations could be adversely effected.
•Many of our Learners are minors, which may subject us to significant and/or heightened litigation risks, regulatory scrutiny, and reputational damage.
•We may be exposed to claims and losses, including class action lawsuits, brought by or on behalf of our Learners or Experts, which could have a material adverse effect on our business.
•If we are not successful in launching and/or scaling up our new institutional offering to education systems, we could suffer losses and our results of operations could suffer.
•Contracts with education systems present unique risk and uncertainties that are not present when selling directly to Learners.
•We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, the success of our business model may be compromised.
•Computer malware, viruses, hacking, phishing attacks, spamming, and other cyber-related incidents could harm our business and results of operations.

•Our financial performance depends heavily on Learner retention within our offerings, and factors influencing Learner retention may be out of our control.
•We face competition from established as well as other emerging companies, which could divert customers to our competitors, result in pricing pressure, and significantly reduce our revenue.
•Part of our revenue is based on demand related to certain tests and admissions to certain types of schools, which could face headwinds.
•We may need additional capital in the future to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise our ability to grow our business.
Risks Related to Regulations
•Changes in laws or regulations relating to consumer data privacy or data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business.
Risks Related to Intellectual Property
•We operate in an industry with extensive intellectual property litigation, and we have been, and may be in the future, subject to claims related to a violation of third party’s intellectual property rights. Such claims against us or our important vendors and suppliers, even where meritless, can be costly to defend and may hurt our business, results of operations, and financial condition.
•Failure to adequately protect our intellectual property and other proprietary rights could adversely affect our business, results of operations, and financial conditions.
Risks Related to Ownership of Class A Common Stock and our Warrants, Our Status as a Public Company, and the Tax Receivable Agreement
•A significant portion of our total outstanding shares may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business if performing well.
•Our warrants may never be in the money, and they may expire worthless, and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.
•We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worth less.
•In certain cases, payment under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect to the tax attributes subject to the tax receivable agreement.
•We will not be reimbursement for any payments made under the tax receivable agreement in the event that any tax benefits are subsequently disallowed.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision regarding our securities, you should consider carefully the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II—Item 1A—Risk Factors” in our Quarterly Reports on Form 10-Q filed subsequent to such Form 10-K that are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. The risks described in these documents are not the only ones we face. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of these risks actually occur, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment. Please also carefully read the sections titled “Cautionary Note Regarding Forward-Looking Statements” and "Incorporation by Reference."

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding warrants being offered pursuant to this prospectus for cash, we will receive an aggregate of approximately $95.2 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis”, the amount of cash we would receive from the exercise of the warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS
This Prospectus relates to (i) the resale of 11,549,890 shares of Class A Common Stock issued to Legacy Nerdy LLC holders in connection with the Reverse Recapitalization, (ii) resale of 7,883,250 shares of Class A Common Stock issued to TPG Pace Tech Opportunities Sponsor, Series LLC which were issued upon the conversion of the Founder Shares, (iii) resale of 4,000,000 Earnout Shares issued to certain affiliates of TPG Pace, (iv) resale of 642,089 Earnout Shares issued to Legacy Nerdy LLC holders, (v) 15,000,000 shares of Class A Common Stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the PIPE Investment, (vi) 16,116,750 shares of Class A Common Stock issued pursuant to the Forward Purchase Agreements and (vii) 473,315 shares of Class A Common Stock reserved for issuance upon the exercise of the Stock Appreciation Rights held by former employees and consultants. This prospectus also relates to (a) the resale of 3,000,000 Class A warrants to purchase shares of Class A Common Stock issued to certain shareholders of TPG Pace, (b) the resale of 392,580 Class A warrants to purchase shares of Class A Common Stock issued in exchange for warrants of Nerdy, (c) the issuance by us of up to 3,392,580 shares of Class A Common Stock to be issued to certain shareholders upon exercise of outstanding Class A warrants, with each warrant exercisable for one share of Class A Common Stock, subject to adjustment, for an exercise price of $11.50 per share, (d) the issuance by us of up to 2,051,864 shares of Class A Common Stock underlying the 2,051,864 shares of Class B Common Stock to be issued to certain shareholders upon exercise of the outstanding Class B warrants, with each warrant exercisable for one share of Class B Common Stock, subject to adjustment, for an exercise price of $11.50 per share (e) the issuance by us of up to 76,732,173 shares of Class A Common Stock underlying the shares of outstanding Class B Common Stock (including 3,357,911 Earnout Shares). The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of Common Stock and warrants that the Selling Securityholders may offer pursuant to this prospectus.

	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock (including underlying shares of Class A Common Stock)	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock (including underlying shares of Class A Common Stock)	Percentage of Shares of Common Stock**	Number of Warrants	Percentage
TPG Pace Tech Opportunities Sponsor Series LLC (2)	16,612,139	4,888,889	16,612,139	4,888,889	—	—	—	—
Entities affiliated with Millennium Management LLC (3)	2,916,830	490,426	2,800,000	400,000	116,830	*	90,426	*
CW Crossover Opportunities I LP (4)	2,500,000	—	2,500,000	—	—	—	—	—
Franklin Templeton Investments (5)	2,500,000	—	2,500,000	—	—	—	—	—
Light Street Capital Management, LLC (6)	5,593,139	1,300,000	3,200,000	400,000	2,393,139	1.3%	900,000	4.7%
Norges Bank (7)	1,800,000	—	1,800,000	—	—	—	—	—
CVI Investments, Inc. (8)	1,856,854	281,854	1,825,000	250,000	31,584	*	31,584	*
Entities affiliated with Phoenix Insurance Company Ltd. (9)	1,791,000	—	1,500,000	—	291,000	*	—	—
Entities affiliated with TPG Public Equity Partners (10)	1,800,000	300,000	1,800,000	300,000	—	—	—	—
TPG Holdings III L.P. (11)	200,000	200,000	200,000	200,000	—	—	—	—
Charles Cohn (12)	52,356,773	1,195,376	42,135,365	1,195,376	10,221,408	5.4%	—	—
Entities affiliated with TCV (13)	21,650,425	614,444	21,650,425	614,444	—	—	—	—
Entities affiliated with Learn Capital (14)	9,611,529	272,779	9,611,529	272,779	—	—	—	—
Davis VT LLC (15)	5,097,262	144,662	5,097,262	144,662	—	—	—	—
Ian Clarkson (16)	4,863,638	98,161	4,863,638	98,161	—	—	—	—
Heidi Robinson (17)	1,508,300	26,063	1,442,402	26,063	65,898	*	—	—
Chris Swenson (18)	1,154,527	21,594	1,053,312	17,303	96,924	*	4,291	*
Board of Director Profit Interest Unit Holder Group (19)	699,131	11,463	699,131	11,463	—	—	—	—
Current and Former Company Executive Profit Interest Unit Holder Group 1 (20)	1,629,290	10,635	1,629,290	10,635	—	—	—	—
Current and Former Company Executive Profit Interest Unit Holder Group 2 (21)	1,575,526	9,598	1,575,526	9,598	—	—	—	—
Other Nerdy Class B Holder Group (22)	1,510,103	5,677	1,510,103	5,677	—	—	—	—
Former Company Executive Stock Appreciation Right Holder Group 1 (23)	573,928	38,283	573,928	38,283	—	—	—	—
PIPE Investor Group 1 (24)	1,600,000	—	1,400,000	—	200,000	*	—	—
PIPE Investor Group 2 (25)	1,547,400	99,600	1,547,400	99,600	—	—	—	—
PIPE Investor Group 3 (26)	1,614,578	281,878	900,000	—	714,578	*	281,878	*
PIPE Investor Group 4 (27)	1,500,000	200,000	1,300,000	—	—	—	200,000	*
PIPE Investor Group 5 (28)	1,498,659	198,659	1,300,000	—	—	—	198,659	*
FPA Investor Group 1 (29)	1,647,250	253,500	1,647,250	253,500	—	—	—	—
FPA Investor Group 2 (30)	1,692,500	250,000	1,692,500	250,000	—	—	—	—
FPA Investor Group 3 (31)	1,587,000	234,500	1,587,000	234,500	—	—	—	—
FPA Investor Group 4 (32)	1,481,000	228,000	1,481,000	228,000	—	—	—	—
PIPE and FPA Investor Group 1 (33)	1,670,000	120,000	1,670,000	120,000	—	—	—	—
PIPE and FPA Investor Group 2 (34)	1,626,600	264,400	1,626,600	264,400	—	—	—	—
__________________
*Less than 1%
**    “Percentage of Shares of Common Stock” based on a total of 189,307,343 shares of Common Stock, which number includes 93,241,837 shares of Class A Common Stock outstanding as of October 7, 2022, plus 76,732,173 shares of Class A Common Stock issuable upon the exchange of a corresponding number of Class B Common Stock (and OpCo Units), and 19,333,333 shares of Class A Common Stock which may be acquired upon exercise of the Company warrants.
(1)Unless otherwise noted, the business address of each of those listed in the table above is 101 S. Hanley Rd., Suite 300, St. Louis, MO 63105.

(2)Consists of (i) 11,723,250 shares of Class A Common Stock held of record and (ii) 4,888,889 shares of Common Stock which may be acquired upon exercise of warrants. The address of the Selling Securityholder is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.
(3)Consists of (i) 2,507,629 shares of Class A Common Stock beneficially owned by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), which is comprised of (a) 2,070,000 shares of Class A Common Stock and 340,000 shares of Common Stock which may be acquired upon exercise of warrants, (ii) 390,000 shares of Class A Common Stock beneficially owned by ICS Opportunities, Ltd. (“ICS Opportunities”), which is comprised of (a) 330,000 shares of Class A Common Stock and 60,000 shares of Common Stock which may be acquired upon exercise of warrants, (iii) 18,200 shares of Class A Common Stock beneficially owned by ICS Opportunities II, Ltd. (“ICS Opportunities II”), and (iv) 1,001 shares of Class A Common Stock beneficially owned by Integrated Assets, Ltd. (“Integrated Assets”). Millennium International Management LP (“Millennium International”) is the investment manager to ICS Opportunities, ICS Opportunities II and Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities, ICS Opportunities II and Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, ICS Opportunities, ICS Opportunities II and Integrated Assets. The address of each of the entities and individuals in this footnote is 399 Park Avenue, New York, New York 10022.
(4)The address of the Selling Stockholder is 11755 Wilshire Blvd., Suite 2320, Los Angeles, California 90025.
(5)Franklin Advisers, Inc. (“FAV”) is the investment manager or sub-advisers for the funds that are the registered holders of these securities. FAV is an indirect wholly owned subsidiary of Franklin Resources, Inc. (“FRI”) and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and other accounts. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of FAV is One Franklin Parkway, San Mateo, CA 94403-1906. FAV disclaims beneficial ownership of the securities.
(6)Consists of shares of Common Stock held by Light Street Capital Management, LLC, a Cayman Islands limited liability company (“LSCM”). LSCM serves as the general partner to Light Street Mercury Master Fund, L.P., a Cayman Islands limited liability company (“Mercury”), and, in such capacity, exercises voting and investment power over Class A ordinary shares held by Mercury. Glen Thomas Kacher is the Chief Investment Officer of LSCM and may be deemed to have shared voting control and investment discretion over securities owned by LSCM. The mailing address for LSCM is 525 University Avenue, Suite 300, Palo Alto, CA 94301.
(7)The address of the Selling Stockholder is Bankplassen, 0151 Oslo, Norway.
(8)Consists of (i) 1,575,000 shares of Class A Common Stock held of record and (ii) 250,000 shares of common stock which may be acquired upon exercise of warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.
(9)Consists of (i) 1,491,000 shares held by Shotfut Menayot Chul-Phoenix Amitim and (ii) 300,000 shares held by Phoenix Insurance Ltd. The address of each of the Selling Securityholders named above is Derech Hashalom 53, Giv’atayim, Israel 5345433.
(10)Consists of (i) 1,010,825 shares of Class A Common Stock beneficially owned by TPG Public Equity Partners Master Fund, L.P., which is comprised of (a) 842,355 shares of Class A Sommon Sttock and (b) 168,470 shares of Common Stock that may be acquired upon exercise of warrants, (ii) 699,810 shares of Class A Common Stock beneficially owned by TPG Public Equity Partners Long Opportunities Master Fund, L.P., which is comprised of (a) 583,175 shares of Class A Common Stock and (b) 116,635 shares of Common Stock that may be acquired upon exercise of warrants, and (iii) 89,365 shares of Class A Common Stock beneficially owned by TPG Public Equity Partners, LP, which is comprised of (a) 74,470 shares of Class A Common Stock and (b) 14,895 shares of Common Stock that may be acquired upon exercise of warrants. The address of the Selling Securityholders referenced in this footnote is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.
(11)Consists of 200,000 shares of common stock which may be acquired upon exercise of warrants. The address of the Selling Securityholder is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.
(12)Represents (i) 40,939,989 shares of Class A Common Sock issuable upon the exchange of the same number of shares of Class B Common Stock (and OpCo Units), (ii) 1,195,376 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B Common Stock (and OpCo Units), and (iii) 10,221,408 shares of Class A Common Stock.
(13)Represents (i) 4,036,066 shares of Class A Common Stock beneficially owned by TCV VIII (A), L.P. (“TCV VIII (A)”), (ii) 117,890 shares of Class A Common Stock issuable upon exercise of the Class A warrants, (iii) 16,999,915 shares of Class A CommonStock issuable upon the exchange of the Class B Common Stock (and OpCo Units) beneficially owned by TCV VIII VT Master, L.P. (“TCV Master Fund”) and (iv) 496,554 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units). The general partner of TCV Master Fund is TCV VIII VT Master GP, LLC (“Master GP”). The managing member of Master GP is TCV VIII, L.P. (“TCV VIII”). The direct general partner of TCV VIII and TCV

VIII (A) is Technology Crossover Management VIII, L.P. (“TCM VIII”). The general partner of TCM VIII is Technology Crossover Management VIII, Ltd. (“Management VIII”). Each of TCM VIII and Management VIII may be deemed to beneficially own the shares held by TCV VIII (A). Each of Master GP, TCV VIII, TCM VIII and Management VIII may be deemed to beneficially own the shares held by TCV Master Fund. Each of Master GP, TCV VIII, TCM VIII and Management VIII disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for these entities is 250 Middlefield Road, Menlo Park, CA 94025.
(14)Represents (i) 8,093,583 shares of Class A Common Stock, (ii) 236,407 shares of Class A Common Stock issuable upon exercise of the Class A warrants, (iii) 1,245,167 shares of Class A Common Stock issuable upon the exchange of the Class B Common Stock (and OpCo Units), and (iv) 36,372 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B Common Stock (and OpCo Units). The sole owner of TCV VIII (A) VT, Inc. is TCV VIII (A), L.P. Consists of shares of common stock held by (i) Learn Capital Special Opportunities Fund X, L.P. (“LC Fund X”), (ii) Learn Capital Special Opportunities Fund XI, L.P. (“LC Fund XI”), (iii) Learn Capital Special Opportunities Fund XII, L.P. (“LC Fund XII”), (iv) Learn Capital Special Opportunities Fund XIII, L.P. (“LC Fund XIII”), (v) Learn Capital Special Opportunities Fund XIV, L.P. (“LC Fund XIV”), (vi) Learn Capital Special Opportunities Fund XV, L.P. (“LC Fund XV”) and (vii) Learn Capital Special Opportunities Fund XVI, L.P. (“LC Fund XVI” and together with, LC Fund X, LC Fund XI, LC Fund XII, LC Fund XIII and LC Fund XIV and LC Fund XV, the “Learn Capital Funds”). The general partners for LC Fund X, LC Fund XI, LC Fund XII, LC Fund XIII, LC Fund XIV, LC Fund XV and LC Fund XVI are Learn Capital Management X, LLC (“Management X”), Learn Capital Management XI, LLC (“Management XI”), Learn Capital Management XII, LLC (“Management XII”), Learn Capital Management XIII, LLC (“Management XIII”), Learn Capital Management XIV, LLC (“Management XIV”), Learn Capital Management XV, LLC (“Management XV”) and Learn Capital Management XVI, LLC (“Management XVI”), respectively. Management X, Management XI, Management XII, Management XIII, Management XIV, Management XV and Management XVI are collectively referred to as the “Management Entities.” Each of the Management Entities may be deemed to beneficially own the shares held by the Learn Capital Funds. Each of the Management Entities disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for these entities is 600 Congress Avenue, Suite 2800, Austin, Texas, 78701.
(15)Consists of (i) 4,952,600 shares of Class A Common Stock and (ii) 144,662 shares of Class A Common Stock issuable upon exercise of the Class A warrants. The address for VT Davis LLC is 10 Brentmoor Park, Clayton MO 63105.
(16)Represents (i) 4,765,477 shares of Class A Common Stock issuable upon the exchange of the Class B Common Stock (and OpCo Units) and (ii) 98,161 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B Common Stock (and OpCo Units).
(17)Represents (i) 1,416,339 shares of Class A Common Stock issuable upon the exchange of the Class B Common Stock (and OpCo Units), (ii) 26,063 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B Common Stock (and OpCo Units), and (iii) 65,898 shares of Class A Common Stock directly held. Ms. Robinson is an executive officer of Nerdy Inc.
(18)Represents (i) 1,036,009 shares of Class A Common Stock issuable upon the exchange of the Class B Common Stock (and OpCo Units), (ii) 17,303 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B Common Stock (and OpCo Units), (iii) 96,924 shares of Class A Common Stock directly held, and (iv) 4,291 shares of Class A Common Stock issuable upon exercise of the Class A warrants.. Mr. Swenson is an executive officer of Nerdy Inc.
(19)Represents (i) 687,668 shares of Class A Common Stock issuable upon the exchange of the same number of shares of Class B Common Stock (and OpCo Units) and (ii) 11,643 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B Common Stock (and OpCo Units).
(20)Represents (i) 1,618,655 shares of Class A Common Stock issuable upon the exchange of the same number of shares of Class B Common Stock (and OpCo Units) and (ii) 10,635 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B Common Stock (and OpCo Units).
(21)Represents (i) 1,565,928 shares of Class A Common Stock issuable upon the exchange of the same number of shares of Class B Common stock (and OpCo Units) and (ii) 9,598 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B Common Stock (and OpCo Units).
(22)Represents (i) 1,504,426 shares of Class A Common Stock issuable upon the exchange of the same number of shares of Class B Common Stock (and OpCo Units) and (ii) 5,677 shares of Class A Common Stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B Common Stock (and OpCo Units).
(23)Consists of (i) 535,645 shares of Class A Common Stock which may be acquired upon the exercise of Stock Appreciation Rights and 38,283 shares of Common Stock which may be acquired upon exercise of warrants held by former employees of Nerdy LLC or one of its affiliates.
(24)Consists of 1,600,000 shares of Class A Common Stock held of record.
(25)Consists of (i) 1,447,800 shares of Class A Common Stock held of record and (ii) 99,600 shares of Common Stock which may be acquired upon exercise of warrants.
(26)Consists of (i) 1,332,700 shares of Class A Common Stock held of record and (ii) 281,878 shares of common stock which may be acquired upon exercise of warrants.
(27)Consists of (i) 1,300,000 shares of Class A Common Stock held of record and (ii) 200,000 shares of Common Stock which may be acquired upon exercise of warrants.
(28)Consists of (i) 1,300,000 shares of Class A Common Stock held of record and (ii) 198,659 shares of Common Stock which may be acquired upon exercise of warrants.
(29)Consists of (i) 1,393,750 shares of Class A Common Stock held of record and (ii) 253,500 shares of Common Stock which may be acquired upon exercise of warrants.
(30)Consists of (i) 1,442,500 shares of Class A Common Stock held of record and (ii) 250,000 shares of Common Stock which may be acquired upon exercise of warrants.
(31)Consists of (i) 1,352,500 shares of Class A Common Stock held of record and (ii) 234,500 shares of Common Stock which may be acquired upon exercise of warrants.

(32)Consists of (i) 1,253,000 shares of Class A Common Stock held of record and (ii) 228,000 shares of Common Stock which may be acquired upon exercise of warrants.
(33)Consists of (i) 1,550,000 shares of Class A Common Stock held of record and (ii) 120,000 shares of Common Stock which may be acquired upon exercise of warrants.
(34)Consists of (i) 1,362,200 shares of Class A Common Stock held of record and (ii) 264,400 shares of Common Stock which may be acquired upon exercise of warrants.

DESCRIPTION OF OUR SECURITIES
The following summary of certain provisions of Nerdy Inc. securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws, the warrant-related documents referenced herein, and the provisions of applicable law. Copies of the Certificate of Incorporation, the Bylaws, and the warrant-related documents referenced herein are included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021. We urge you to read the Certificate of Incorporation, the Bylaws, and the warrant-related documents referenced herein.
Authorized and Outstanding Capital Stock
Our Certificate of Incorporation authorizes the issuance of (i) 1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of Nerdy Inc., (ii) 20,000,000 shares of Class F common stock, par value $0.0001 per share of Nerdy Inc., (iii) 150,000,000 shares of Class B common stock, par value $0.0001 per share of Nerdy Inc., in order to provide for our “Up-C” structure and (iv) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of October 7, 2022, there were 93,241,837 shares of Class A Common Stock and 69,147,687 shares of Class B Common Stock outstanding.
Class A Common Stock
Voting Rights. Except as provided by law or in a preferred stock designation, holders of our Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as otherwise required by law, holders of Class A Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law (“DGCL”).
Dividend Rights. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratably in proportion to the shares of Class A Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Nerdy Inc. Board out of funds legally available for dividend payments.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of Preferred Stock.
Other Matters. The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A Common Stock.
Class B Common Stock
Generally. Shares of Class B common stock will not be transferrable except in connection with a permitted transfer of a corresponding number of OpCo Units. Accordingly, each holder of Class B Common Stock will have a number of votes in Nerdy Inc. equal to the aggregate number of OpCo Units that it holds.
Voting Rights. Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the holders of Common Stock. Holders of shares of our Class A Common Stock, Class B Common Stock and Class F Common Stock (to the extent any shares of Class F Common Stock are outstanding) vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend Rights. Holders of our Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of our Class B Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock.
Liquidation Rights. Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of Nerdy Inc.
Preferred Stock
The Nerdy Inc. Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of Nerdy Inc., diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of Nerdy Inc., or delaying or preventing a change in control of Nerdy Inc.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Stockholders Agreement, the number of directors of the Nerdy Inc. Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Nerdy Inc. Board, but shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II, and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors, and Class III consisting of three (3) directors.
Under the Company’s Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Nerdy Inc. Board.
Except as the DGCL or the Stockholders Agreement may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Nerdy Inc. Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation, or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the outstanding Common Stock then entitled to vote at an election of directors. Subject to the terms and conditions of the Stockholders Agreement, in case that any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Nerdy Inc. Board is empowered to exercise all such powers and do all such acts and things as may be exercised or done by Nerdy Inc., subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the Nerdy Inc. Board which would have been valid if such Bylaw had not been adopted.

Quorum
The holders of a majority of the voting power of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Nerdy Inc. Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Nerdy Inc. Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Nerdy Inc. Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Nerdy Inc. by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of Nerdy Inc., for any purpose or purposes, may be called only (i) by the Chief Executive Officer, the Chairman of the Board or the Nerdy Inc. Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after Nerdy Inc.’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Nerdy Inc. Board or of any committee thereof may be taken without a meeting, if all members of the Nerdy Inc. Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Nerdy Inc. Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Nerdy Inc. Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding shares of Common Stock.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Nerdy Inc. Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or any of its subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
Our Bylaws require, to the fullest extent permitted by law, unless Nerdy Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Nerdy Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of Nerdy Inc. to Nerdy Inc. or its stockholders, (iii) any action asserting a claim against Nerdy Inc. or any director or officer or other employee of Nerdy Inc. arising pursuant to any provision of the DGCL, the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against Nerdy Inc. or any of its director or officer or other employee governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) the next sentence below hereof for any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Although we believe this provision benefits Nerdy Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Unless Nerdy Inc. consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Although we believe this provision benefits Nerdy Inc. by providing increased consistency in the application of federal law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants
Public Warrants
Each whole redeemable warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the TPG Pace IPO and 30 days after the completion of the Reverse Recapitalization, provided in each case that Nerdy Inc. has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a redeemable warrant holder may exercise its redeemable warrants only for a whole number of shares of Class A Common Stock. This means that only a whole redeemable warrant may be exercised at any given time by a redeemable warrant holder. No fractional redeemable warrants will be issued upon the separation of the redeemable warrants, no cash will be paid in lieu of fractional redeemable warrants and only whole redeemable warrants will trade. Accordingly, unless you purchase at least five units, you will not be able to receive or trade a whole redeemable warrant. The redeemable warrants will expire five years after the completion of the Reverse Recapitalization, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a redeemable warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the redeemable warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No redeemable warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the shares of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the redeemable warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a redeemable warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any redeemable warrant. In the event that a registration statement is not effective for the exercised redeemable warrants, the purchaser of a unit containing such redeemable warrant will have paid the full purchase price for the unit solely for share of Class A Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than twenty (20) business days, after the closing of the Reverse Recapitalization, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the redeemable warrants. We will use our commercially reasonable efforts to cause the same to become effective within 60 business days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the redeemable warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the above, if our Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of redeemable warrants who exercise their redeemable warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the redeemable warrants is not effective by the 60th day after the closing of the Reverse Recapitalization, redeemable warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would exchange a number of warrants for a number of shares of Class A Common Stock equal to the number of warrants exchanged multiplied by the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common

Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 shares of Class A Common Stock per whole warrant (subject to adjustment). The “fair market value” of our Class A Common Stock as used in this paragraph shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
Redemption of Redeemable Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00
Once the redeemable warrants become exercisable, we may call the redeemable warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per redeemable warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each redeemable warrant holder, provided that holders will be able to exercise their redeemable warrants prior to the time of redemption and, at our election, any such exercise may be required to be on a cashless basis as described below; and
•if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (subject to adjustment as described under the heading “-Redeemable Warrants-Redemption of Redeemable Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00-Anti-dilution Adjustments”) for any 20 day trading period within a 30-trading-day period ending three trading days before we send the notice of redemption to the redeemable warrant holders.
We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock are available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If we elect to require any holder wishing to exercise their warrants to do so on a cashless basis, each holder would exchange a number of warrants for a number of shares of Class A Common Stock equal to the number of warrants exchanged multiplied by the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 shares of Class A Common Stock per whole warrant (subject to adjustment). The “fair market value” of our Class A Common Stock as used in this paragraph shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In determining whether to require any such exercises to be made on a cashless basis in connection with this redemption provision, we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of such warrants.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the redeemable warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the redeemable warrants, each redeemable warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (subject to adjustment as described under the heading “Description of Securities-Redeemable Warrants-Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) redeemable warrant exercise price after the redemption notice is issued.

Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00
In addition, once the redeemable warrants become exercisable, we may call the redeemable warrants (and the private placement warrants) for redemption:
•in whole and not in part;
•at a price of $0.10 per redeemable warrant;
•upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below;
•if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per public share (subject to adjustment as described under the heading “-Anti-dilution Adjustments” below) on the trading day prior to the date on which we send the notice of redemption to the redeemable warrant holders; and
•if the last reported sale price of our Class A Common Stock is less than $18.00 per share (subject to adjustment as described under the heading “Description of Securities-Redeemable Warrants-Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders, the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding redeemable warrants, as described above.
Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a holder of redeemable warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Redemption Date (period to expiration of redeemable warrants)	Fair Market Value of Class A Common Stock
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a redeemable warrant or the exercise price is adjusted as set forth under the heading “-Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a redeemable warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the redeemable warrant after such adjustment and the denominator of which is the price of the redeemable warrant immediately prior to such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a redeemable warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a redeemable warrant as so adjusted.
The “fair market value” of our Class A Common Stock shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of redeemable warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each redeemable warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the redeemable warrants is $11.00 per share, and at such time there are 57 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole redeemable warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the redeemable warrants is $13.50 per share, and at such time there are 38 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants for 0.298 shares of our Class A Common Stock for each whole redeemable warrant. In no event will the redeemable warrants be exercisable in connection with this redemption feature for more than 0.361 shares of our Class A Common Stock per redeemable warrant (subject to adjustment). Finally, as reflected in the table above, if the redeemable warrants are “out of the money” and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for shares of our Class A Common Stock.
Any redeemable warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such redeemable warrants so redeemed (“fair market value” for such redeemable warrants held by our officers or directors being defined as the last sale price of the redeemable warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding redeemable warrants to be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the redeemable warrants. We have established this redemption feature to provide us with the flexibility to redeem such warrants without the redeemable warrants having to reach the $18.00 per share threshold set forth above under “-Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their redeemable warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their redeemable warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as such warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to redeemable warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of such redeemable warrants if we determine it is in our best interest to do so. As such, we would redeem the redeemable warrants in this manner when we believe it is in our best interest to update our capital structure to remove such redeemable warrants and pay the redemption price to the redeemable warrant holders.
As stated above, we can redeem the redeemable warrants when the Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing redeemable warrant holders with the opportunity to exercise their redeemable warrants on a cashless basis for the applicable number of shares. If we choose to redeem the redeemable warrants when the Class A Common Stock are trading at a price below the exercise price of the redeemable warrants, this could result in the redeemable warrant holders receiving fewer shares of Class A Common Stock than they would have received if we had not called the redeemable warrants for redemption, in which case the redeemable warrant holders would have been able to wait to exercise their redeemable warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the redeemable warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the redeemable warrants become exercisable for a security other than shares of Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the redeemable warrants.
Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a share dividend payable in shares of Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of shares entitling holders to purchase shares of Class A Common Stock at a price less than the “fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means average reported last sale price of our Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants.
In addition, if we, at any time while the redeemable warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the redeemable warrants are convertible), other than (a) as described above, (b) certain cash dividends that, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share or (c) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with the Reverse Recapitalization, then the redeemable warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-divisions, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants is adjusted, as described above, the redeemable warrant exercise price will be adjusted by multiplying the redeemable warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the redeemable warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the redeemable warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the redeemable warrants would have received if such holder had exercised their redeemable warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the redeemable warrant properly exercises the redeemable warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the redeemable warrant. The purpose of such exercise price reduction is to provide additional value to holders of the redeemable warrants when an extraordinary transaction occurs during the exercise period of the redeemable warrants pursuant to which the holders of the redeemable warrants otherwise do not receive the full potential value of the redeemable warrants. The purpose of such exercise price reduction is to provide additional value to holders of the redeemable warrants when an extraordinary transaction occurs during the exercise period of the redeemable warrants pursuant to which the holders of the redeemable warrants otherwise do not receive the full potential value of the redeemable warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the redeemable warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2021 for a complete description of the terms and conditions applicable to the warrants.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Reverse Recapitalization, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of Class A Common Stock equals or exceeds $10.00, so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.
Transfer Agent and Warrant Agent
The transfer agent for our Class A Common Stock and warrant agent for our public warrants and private placement warrants is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees, or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transaction;
•distributions to their members, partners or shareholders;
•short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•directly to one or more purchasers;
•through agents;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated priced per share or warrant; and
•a combination of any such methods of sale.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.
Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.
We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS
Goodwin Procter LLP has passed upon the validity of the securities of Nerdy Inc. offered by this Prospectus and certain other legal matters related to this Prospectus.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.nerdy.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:
•Our Annual Report on Form 10-K for the year ended December 31, 2021 (as filed with the SEC on February 28, 2022);
•Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022 (as filed with the SEC on May 16, 2022), and June 30, 2022 (as filed with the SEC on August 15, 2022);
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 5, 2022;
•Our Current Reports on Form 8-K filed with the SEC on August 8, 2022, May 16, 2022, and May 5, 2022, (other than information furnished rather than filed); and
•The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 6, 2020 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
Copies of all documents incorporated by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to: Nerdy, Inc., 101 S. Hanley Rd., St. Louis, MO, Attention: Investor Relations, telephone: (314) 412-1227.

55,665,294 SHARES OF CLASS A COMMON STOCK
8,281,469 CLASS A WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
8,281,469 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS TO PURCHASE CLASS A COMMON STOCK
2,051,864 SHARES OF CLASS A COMMON STOCK UNDERLYING THE SHARES OF CLASS B COMMON STOCK UNDERLYING THE WARRANTS TO PURCHASE CLASS B COMMON STOCK
AND
76,732,173 SHARES OF CLASS A COMMON STOCK UNDERLYING CLASS B COMMON STOCK
NERDY INC.
PROSPECTUS
October 28, 2022
We have not authorized anyone to provide you with information other than this prospectus or any supplement or amendment hereto. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.